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                                                                      EXHIBIT 22

FOR IMMEDIATE RELEASE                                    Contact:   Maureen Fisk
                                                                    847-468-2452



                 SAFETY-KLEEN MAILS DEFINITIVE PROXY MATERIAL

                         TO APPROVE THE PHILIP MERGER


     January 8, 1998 -- Elgin, Illinois - Safety-Kleen Corp. [NYSE:SK] announced today that it commenced the mailing to all Safety-Kleen shareholders of its definitive proxy materials, filed yesterday with the Securities and Exchange Commission, with respect to its solicitation of proxies to approve the $27 all cash agreement to merge Safety-Kleen with SK Parent Corp., a new company formed by Philip Services Corp., affiliates of Apollo Management, L.P. and affiliates of Blackstone Management Partners III L.L.C.

     The Special Shareholders Meeting to approve the Philip Merger is scheduled for 3:00 p.m. (CST) on February 11, 1998.


                            PARTICIPANT INFORMATION

     Safety-Kleen Corporation ("Safety-Kleen") and the persons named below may be deemed to be participants in the solicitation of proxies in connection with the merger of SK Acquisition Corp. (the "Purchaser"), a wholly-owned subsidiary of SK Parent Corp. ("Parent"), with and into Safety-Kleen (the "Merger") and pursuant to which each share of Safety-Kleen common stock (including each associated common stock purchase right) (other than shares owned by Parent, the Purchaser or any subsidiary thereof and treasury shares) will be converted in the Merger into the right to receive $27.00 in cash, without interest. Parent is a new corporation formed by Philip Services Corp. ("Philip"), affiliates of Apollo Management, L.P. ("Apollo") and affiliates of Blackstone Management Partners III L.L.C. ("Blackstone").

     Safety-Kleen. Participants in this solicitation may include the directors of Safety-Kleen (Donald W. Brinckman, Richard T. Farmer, Russell A. Gwillim, Edgar D. Jannotta, Karl G. Otzen, Paul D. Schrage, Marcia E. Williams, and W. Gordon Wood); the following executive officers of Safety-Kleen: Joseph Chalhoub, David A. Dattilo, F. Henry Habicht II, Hyman K. Bielsky, Scott E. Fore, Scott D. Krill, Clark J. Rose, Laurence M. Rudnick and C. James Schulz; and the following other member of Safety-Kleen management: Maureen Fisk (collectively, the "Safety-Kleen Participants"). The above-referenced individuals beneficially own an aggregate of 3,580,306 shares of Safety-Kleen common stock (including shares subject to stock options exercisable within 60 days). Messrs. Brinckman and Otzen beneficially own 907,100 shares and 1,481,093 shares of Safety-Kleen common stock, respectively (including shares subject to stock options exercisable within 60 days). None of the remaining Safety-Kleen Participants beneficially owns in excess of 1% of Safety-Kleen's outstanding equity securities. The address of each of the Safety-Kleen participants is c/o Safety-Kleen Corp., One Brinckman Way, Elgin, Illinois 60123.


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     William Blair. Safety-Kleen has retained William Blair & Company, L.L.C.
("William Blair") to act as its financial advisors in connection with the Merger, for which it has received and may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Safety-Kleen has agreed to indemnify William Blair and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Certain employees of William Blair may also assist in the solicitation of proxies, including by communicating in person, by telephone, or otherwise with a limited number of institutions, brokers, or other persons who are stockholders of Safety-Kleen. William Blair will not receive any separate fee for any such solicitation activities. William Blair is an investment banking firm that provides a full range of financial services for institutional and individual clients. William Blair does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Exchange Act, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning William Blair. In the normal course of its business, William Blair regularly buys and sells Safety-Kleen securities for its own account and for the accounts of its customers which may result from time to time in William Blair and its associates having a net "long" or net "short" position in Safety-Kleen securities. Additionally, in the normal course of its business, William Blair may finance its securities positions by bank and other borrowings and repurchase and securities borrowing transactions. Employees of William Blair who may be deemed "participants" in this solicitation include: E. David Coolidge III, John
L. Carton, Jeffrey W. Corum and Brent W. Felitto. The business address of such persons is William Blair & Company, L.L.C., 222 West Adams Street, Chicago, Illinois 60606.

     Safety-Kleen anticipates that certain officers, directors, employees or affiliates of Philip, Apollo, Blackstone, Parent and Merrill Lynch & Co., Parent's financial advisor ("Merrill Lynch"), may communicate in person, by telephone or otherwise with shareholders of Safety-Kleen for the purpose of assisting in the solicitation of proxies. These efforts would be in furtherance of Parent's efforts to consummate the Merger. None of such persons will be compensated by Safety-Kleen in connection with such solicitation activities. Except as noted below with respect to Merrill Lynch, none of such persons beneficially owns, individually or in the aggregate, in excess of 1% of Safety-Kleen's outstanding common stock. Additional information concerning such participants is set forth below.

     Philip Services Corp. Unless otherwise indicated, the information below refers to such person's position with Philip Services Corp. The business address of each executive officer is Philip Services Corp., 100 King Street West, P.O. Box 2440, LCD #1, Hamilton, Ontario, L8N 4J6. Persons who may be deemed to be participants in this solicitation include: Allen Fracassi, President, Chief Executive Officer and Director; Philip Fracassi, Executive Vice-President, Chief Operating Officer and Director; Howard Beck, Chairman and Director; Roy Cairns, Director; Derrick Rolfe, Director; Norman Foster, Director; Felix Pardo, Director; Herman Turkstra, Director; William E. Haynes, Director; Robert Waxman, President, Metals Recovery Group and Director; Robert L. Knauss, Director; Marvin Boughton, Executive Vice-President and Chief Financial Officer; Robert M. Chiste, President, Industrial Services Group; Peter Chodos, Executive Vice-President, Corporate Development; Colin Soule, Executive Vice-President, General Counsel & Corporate Secretary (also a director of Parent); Antonio Pingue, Executive Vice President, Corporate and Regulatory Affairs; and John Woodcroft, Executive Vice-President, Operations.

     Apollo. Persons who may be deemed to be participants in this solicitation include: Apollo Management, L.P., Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo (U.K.) Partners III, L.P., Antony P. Ressler, Investment Manager, and David B. Kaplan, Investment Manager and a Director of Parent.


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     Blackstone. Persons who may be deemed to be participants in this solicitation include: Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P., Blackstone Management Associates III L.P., Blackstone Management Partners III L.L.C., Howard A. Lipson, Investment Manager, a Director of Parent, and Lawrence H. Guffey, Investment Manager.

     SK Parent Corp. Persons who may be deemed to be participants in this solicitation include: Colin Soule (see Philip above), Antony P. Ressler (see Apollo above), and Howard A. Lipson (see Blackstone above).

     Merrill Lynch. Certain employees of Merrill Lynch & Co. may also assist in the solicitation of proxies, including by communicating in person, by telephone, or otherwise with a limited number of institutions, brokers, or other persons who are stockholders of Safety-Kleen. Merrill Lynch will not receive any separate fee for its solicitation activities. Merrill Lynch is an investment banking firm that provides a full range of financial services for institutional and individual clients. Merrill Lynch does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Exchange Act, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning Merrill Lynch. In the normal course of its business, Merrill Lynch regularly buys and sells Safety-Kleen securities for its own account and for the accounts of its customers which may result from time to time in Merrill Lynch and its associates having a net "long" or net "short" position in Safety-Kleen securities. Additionally, in the normal course of its business, Merrill Lynch may finance its securities positions by bank and other borrowings and repurchase and securities borrowing transactions. Employees of Merrill Lynch who may be deemed "participants" in this solicitation include: Mark Shafir and Drago Rajkovic. The business address of such persons is Merrill Lynch & Co., 101 California Street, Suite 1200, San Francisco, California 94111.


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